Exhibit 99.1

Financial Statements and Report of Independent Certified Public Accountants

CyDex Pharmaceuticals, Inc.

December 31, 2010 and 2009

C O N T E N T S

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

CyDex Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of CyDex Pharmaceuticals, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CyDex Pharmaceuticals, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note B to the financial statements, the Company discovered that they have incorrectly recorded royalty revenue, which resulted in the overstatement of royalty revenue and understatement of accounts receivable and accounts payable. Accordingly, the 2009 financial statements and the beginning accumulated deficit have been restated to correct this error.

Kansas City, Missouri
April 11, 2011

FINANCIAL STATEMENTS

CyDex Pharmaceuticals, Inc.

BALANCE SHEETS

December 31,

(dollar amounts in thousands)

	2010	2009 (restated)
ASSETS
Current assets
Cash and cash equivalents	$12,274	$11,011
Investments	2,041	—
Accounts receivable, net	4,737	2,477
Inventories	2,433	1,862
Other current assets	766	491

Total current assets	22,251	15,841

Investments	1,013	—
Property and equipment, net	349	419
Product and license rights, net	—	664
Other noncurrent assets	510	780
Deferred tax assets	4,744	—

	$28,867	$17,704

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$1,844	$2,045
Accrued liabilities	1,275	893
Deferred revenue	157	67

Total current liabilities	3,276	3,005
Deferred revenue	4	21

	3,280	3,026
Commitments and contingent liabilities
Temporary equity
Series A convertible preferred stock, $0.01 par value; authorized 16,468,622 shares; issued and outstanding, 16,468,618 shares; liquidation preference of $20,715 and $19,875 at December 31, 2010 and 2009, respectively	20,715	19,875
Series B convertible preferred stock, $0.01 par value; authorized, 63,197,020 shares; issued and outstanding, 63,197,019 shares; liquidation preference of $33,128 and $31,938 at December 31, 2010 and 2009, respectively	24,628	23,438
Stockholders’ deficit
Series A-1 convertible preferred stock, $0.01 par value; authorized, issued, and outstanding, 2,000,000 shares; liquidation preference of $2,897 and $2,757 at December 31, 2010 and 2009, respectively	20	20
Common stock, $0.01 par value: authorized, 108,000,000 shares at December 31, 2010 and 2009; issued and outstanding, 11,456,720 and 7,460,438 shares at December 31, 2010 and 2009, respectively	115	75
Additional paid-in capital	(7,328)	(5,466)
Accumulated deficit	(12,563)	(23,264)

Total stockholders’ deficit	(19,756)	(28,635)

	$28,867	$17,704

The accompanying notes are an integral part of these statements.

CyDex Pharmaceuticals, Inc.

STATEMENTS OF OPERATIONS

Year ended December 31,

(dollar amounts in thousands)

	2010	2009 (restated)
Revenues
Milestone and license	$1,337	$678
Material sales	8,820	8,499
Royalties	4,483	4,523
Contract research	25	380
Other	791	135

Total revenues	15,456	14,215

Operating expenses
Cost of sales	2,827	2,862
Research and development	3,460	4,408
Selling, general, and administrative	3,143	3,833

Total operating expenses	9,430	11,103

Operating income	6,026	3,112

Other income
Interest income	72	55
Gain on investments, net	—	358
Other, net	2	4

Total other income	74	417

Income before income taxes	6,100	3,529

Income tax provision (benefit)	(4,601)	76

NET INCOME	$10,701	$3,453

The accompanying notes are an integral part of these statements.

CyDex Pharmaceuticals, Inc.

STATEMENT OF STOCKHOLDERS’ DEFICIT

Years ended December 31, 2010 and 2009

(amounts in thousands)

	Series A-1 Preferred		Common Stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Par	Shares	Par
Balance, January 1, 2009 (restated)	2,000	$20	7,440	$74	$(1,319)	$(26,717)	$(27,942)
Issuance of common stock	—	—	20	1	3	—	4
Accretion of Series A convertible preferred stock issuance costs and beneficial conversion feature	—	—	—	—	(2,109)	—	(2,109)
Accretion of Series B convertible preferred stock issuance costs	—	—	—	—	(226)	—	(226)
Accrued dividends on Series A convertible preferred stock	—	—	—	—	(841)	—	(841)
Accrued dividends on Series B convertible preferred stock	—	—	—	—	(1,190)	—	(1,190)
Stock-based compensation	—	—	—	—	216	—	216
Net income (restated)	—	—	—	—	—	3,453	3,453

Balance, December 31, 2009 (restated)	2,000	20	7,460	75	(5,466)	(23,264)	(28,635)
Issuance of common stock	—	—	3,997	40	—	—	40
Accrued dividends on Series A convertible preferred stock	—	—	—	—	(840)	—	(840)
Accrued dividends on Series B convertible preferred stock	—	—	—	—	(1,190)	—	(1,190)
Stock-based compensation	—	—	—	—	168	—	168
Net income	—	—	—	—	—	10,701	10,701

Balance, December 31, 2010	2,000	$20	11,457	$115	$(7,328)	$(12,563)	$(19,756)

The accompanying notes are an integral part of this statements.

CyDex Pharmaceuticals, Inc.

STATEMENTS OF CASH FLOWS

Years ended December 31,

(dollar amounts in thousands)

	2010	2009 (restated)
Cash flows from operating activities
Net income	$10,701	$3,453
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	136	151
Amortization of premium on bonds	51	—
Gain on disposal of property and equipment	(1)	(2)
Amortization of product and license rights	664	680
Stock-based compensation	168	216
Gain on sale of investments	—	(358)
Changes in assets and liabilities
Accounts receivable	(2,260)	1,450
Inventories	(571)	31
Other current assets	(275)	43
Other non-current assets	270	—
Deferred tax assets	(4,744)	—
Accounts payable	(201)	(174)
Accrued liabilities	369	74
Deferred revenue	73	33
Income taxes payable	13	76

Net cash provided by operating activities	4,393	5,673

Cash flows from investing activities
Additions to property and equipment	(67)	(37)
Proceeds from disposal of property and equipment	2	5
Purchase of investments	(3,105)	—
Proceeds from sale or maturity of investments	—	3,750

Net cash provided by (used in) investing activities	(3,170)	3,718

Cash flows from financing activities
Proceeds from exercise of common stock options	—	4
Proceeds from exercise of warrants	40	—

Net cash provided by financing activities	40	4

Net increase in cash and cash equivalents	1,263	9,395
Cash and cash equivalents, beginning of year	11,011	1,616

Cash and cash equivalents, end of year	$12,274	$11,011

Supplemental disclosure of noncash investing and financing activities
Change in accounts payable for additions to property and equipment	$—	$(1)

The accompanying notes are an integral part of these statements.

CyDex Pharmaceuticals, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE A - BUSINESS

CyDex Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, is a specialty pharmaceutical company focused on the development and commercialization of drugs specifically designed to address the limitations of current therapies in selected established markets. The Company has developed a broad portfolio of product candidates through its drug formulation technology using Captisol® cyclodextrins. Captisol cyclodextrins are a patent-protected, specifically modified family of cyclodextrins designed to improve solubility, stability, bioavailability, safety and dosing of a number of active pharmaceutical ingredients (“APIs”).

NOTE B - RESTATEMENT OF FINANCIAL STATEMENTS

The Company determined that it has overstated royalty revenue associated with one of its agreements, as it did not account for the royalty revenue in accordance with accounting principles generally accepted in the United States of America. As a result, the Company restated its 2009 financial statements. The Company has increased accounts payable and accumulated deficit by $1,150,000 as of January 1, 2009; has reduced royalty revenues and net income for the year ended December 31, 2009 by $413,000 (there is no net impact to income tax expense due to the decrease in income taxes related to this adjustment resulted in a corresponding decrease to the change in valuation allowance); and has increased accounts receivable by $197,000 and accounts payable by $1,760,000 as of December 31, 2009 because of these errors.

The effect of the correction to previously issued financial statements resulted in an increase in accumulated deficit at January 1, 2009, as follows (in thousands):

	Series A-1 Preferred Par	Common Stock Par	Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
As previously reported	$20	$74	$(1,319)	$(25,567)	$(26,792)
Effect of restatement adjustments	—	—	—	(1,150)	(1,150)

As revised	20	74	(1,319)	(26,717)	(27,942)

The following tables present the impact of the financial statement adjustments on the Company’s previously reported 2009 financial statements (in thousands):

	December 31, 2009
	As previously reported	Restatement amount	Total As restated
Balance Sheet
Accounts receivable	$2,280	$197	$2,477
Total current assets	15,644	197	15,841
Total assets	17,507	197	17,704
Accounts payable	285	1,760	2,045
Total current liabilities	1,245	1,760	3,005
Accumulated deficit	(21,701)	(1,563)	(23,264)
Total stockholders’ deficit	(27,072)	(1,563)	(28,635)
Total liabilities and stockholders’ deficit	17,507	197	17,704

Statement of Operations
Royalties revenue	4,936	(413)	4,523
Total revenues	14,628	(413)	14,215
Operating income	3,525	(413)	3,112
Income before income taxes	3,942	(413)	3,529
Net income	3,866	(413)	3,453

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

2.	Cash and Cash Equivalents

Cash and cash equivalents at December 31, 2010 and 2009 consisted of cash and short-term securities with maturity dates of three months or less at the time of purchase.

3.	Investments

The Company holds investments in bonds which are classified as either current or non-current based on the expected maturity date. The Company has the intent and ability to hold the bonds to maturity and has, therefore, classified them as Held-to-Maturity. The bonds are carried at amortized cost and evaluated for impairment.

4.	Concentration Risk

The Company invests its excess cash and short-term investments in accordance with its investment policy, with an objective to ensure both liquidity and safety of principal. The policy limits investments to certain types of instruments issued by the U.S. government and institutions with strong investment-grade credit ratings. The policy also places restrictions on the terms and concentrations of these instruments according to their type and issuer to reduce the Company’s credit risk.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

4.	Concentration Risk - Continued

Accounts receivable from two pharmaceutical companies were 69% and 25% of total accounts receivable at December 31, 2010. Accounts receivable from two pharmaceutical companies were 65% and 24% of total accounts receivable at December 31, 2009.

Revenue from two pharmaceutical companies amounted to 31% and 22% of total revenue for the year ended December 31, 2010. Revenue from three pharmaceutical companies amounted to 33%, 23%, and 11% of total revenue for the year ended December 31, 2009.

The Company obtains Captisol from a sole-source supplier. If this supplier were not able to supply the requested amounts of Captisol, the Company would be unable to continue to derive revenues from the sale of Captisol until it obtained an alternative source, which might take a considerable length of time.

5.	Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts based on the best estimate of the amount of probable losses in the Company’s existing accounts receivable. Accounts receivable outstanding longer than their contractual payment terms, ranging from 30 to 90 days, are considered past due. When determining the allowance for doubtful accounts, several factors are taken into consideration, including historical write-off experience and review of specific customer accounts for collectibility. Account balances are charged off against the allowance after collection efforts have been exhausted and the potential for recovery is considered remote. There was no allowance for doubtful accounts included in the balance sheets at December 31, 2010 and 2009.

6.	Inventory

Inventory is stated at the lower of cost or market. The Company determines cost using the first-in, first-out method. The Company analyzes its inventory levels periodically and writes down inventory to its net realizable value if it has become obsolete, has a cost basis in excess of its expected net realizable value or is in excess of expected requirements.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

7.	Other Current Assets

Other current assets include prepaid inventory, nonrefundable advance payments for research and development activities, interest receivable and other advance payments. Prepaid research and development costs were $67,971 and $188,909 at December 31, 2010 and 2009, respectively. Such amounts will be recognized as expense when the related services are performed.

8.	Property and Equipment

Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon the retirement or sale of assets, the cost of assets disposed of and the related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recorded in the statements of operations. Repair and maintenance costs are charged to expense as incurred.

9.	Other Assets

The Company outsources the production of Captisol to Hovione FarmaCienca SA (“Hovione”) through its agent, Hovione LLC. Hovione is a major supplier of APIs and API intermediates. Other assets include a deferred charge for an amount paid to Hovione LLC related to engineering costs associated with a production agreement, as amended, for Captisol (the “Agreement”). The Company has ongoing minimum annual purchase commitments under the Agreement and is required to purchase a total of $15,000,000 of Captisol over the term of the Agreement. Either party may terminate the Agreement for the uncured material breach or bankruptcy of the other party or an extended force majeure event. The Company may also terminate the Agreement for extended supply interruption, regulatory action related to Captisol or other specified events.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

9.	Other Assets - Continued

The Agreement was amended on September 23, 2009. Under the amended Agreement, discounts are provided against the amount paid for Captisol beginning January 1, 2010, which are accounted for as a pro-rata reduction of the deferred charge and are expensed through cost of sales at the time the related inventory purchased is ultimately sold to a customer. The total deferred charge was $764,261 and $1 million at December 31, 2010 and 2009, respectively. The Company’s ability to realize this deferred charge is based upon its purchase forecast during the term of the agreement, and if the actual purchases are less than the forecast, the Company may not be able to realize this asset. The Company assesses the recoverability of the asset on an annual basis, or when information becomes available to management that would indicate that the amount may not be fully recoverable. The Company has not recorded any impairment to date related to this asset. The pricing for the future inventory purchases is based upon purchasing levels and is subject to adjustment for changes in the exchange rate between the United States dollar and the euro, which the Company and Hovione will share evenly, and to certain consumer price index adjustments. Unless terminated or amended, the agreement will continue until its expiration in December 2019.

10.	Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Income Taxes (“ASC 740”). As required by ASC 740, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. A valuation allowance is recognized to reduce deferred tax assets to the amount that will more likely than not be realized. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of ongoing tax strategies.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

10.	Income Taxes - Continued

As of December 31, 2010 and 2009, the Company had not recorded any amounts for unrecognized tax benefits related to the implementation of ASC 740, Income Taxes. The Company’s policy is to record estimated interest and penalties related to the underpayment of income taxes as a component of its income tax provision. In addition, the Company is not currently subject to any ongoing federal or state audits. As of December 31, 2010, tax years that remain subject to examination by major tax jurisdictions include, 2007, 2008, and 2009.

11.	Financial Instruments

The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are estimated to approximate their carrying values because of the short maturity of these financial instruments.

12.	Deferred Revenue

Deferred revenue includes payments received from customers prior to the Company meeting specific, agreed-upon milestones as a condition in the customer contract and the amount deferred is recognized as revenue upon the Company meeting the agreed milestones. Deferred revenue is also comprised of portions of nonrefundable license fees that are not immediately recognized at the time payment is received from the customer. These amounts are deferred when a significant potential incremental discount exists in relation to the pricing of the option to purchase manufactured product when compared to the fair value of the product. The amounts deferred related to the existence of a significant potential incremental discount are accounted for in accordance with FASB ASC Topic 605-25 Revenue Recognition, Multiple-Element Arrangements (“ASC 605-25”) amortized over the lesser of the term of the agreement or the period remaining through 2012, which is the earliest date the Company would anticipate a possible generic competitor.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

13.	Revenue Recognition

The Company enters into license agreements with pharmaceutical companies for the use of Captisol in their product development activities and for the commercialization of Captisol-enabled products. The terms of the agreements may include nonrefundable license fees, nonrefundable payments based on the customer’s achievement of certain milestones, and royalties on any sales of products containing Captisol. The Company generally also enters into supply agreements with many of its customers; these agreements include pricing for the Company’s exclusive supply of Captisol to customers. The Company’s pricing of Captisol frequently takes into consideration the purchase volumes of individual customers. However, no minimum purchase commitments are made by customers. Revenue is recognized when all four of the following general criteria have been met: (1) the Company has persuasive evidence that an arrangement exists, (2) the fees are fixed and determinable, (3) shipment has occurred (including passage of title and risk of loss) and (4) collection is reasonably assured. The Company’s credit and exchange policy includes provisions for the return of product between 30 to 90 days, depending on the specific terms of the individual agreement, when that product (1) does not meet specifications, (2) is damaged in shipment (in limited circumstances where title does not transfer until delivery), or (3) is exchanged for an alternative grade of Captisol. For the years ended December 31, 2010 and 2009, sales returns were $10,670 and $0, respectively.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

13.	Revenue Recognition - Continued

The Company also analyzes its revenue arrangements and other agreements to determine whether there are multiple elements that should be separated and accounted for individually or as a single unit of accounting. The majority of the Company’s revenue arrangements involve the bundling of a license with the option to purchase manufactured product. Licenses are granted to pharmaceutical companies for the use of Captisol in the development of pharmaceutical compounds. The licenses may be granted for the use of the Captisol product for all phases of clinical trials and through commercial availability of the host drug or may be limited to certain phases of the clinical trial process. The Company believes that its licenses have stand-alone value at the outset of an arrangement because the customer obtains the right to use Captisol in its formulations without any additional input by the Company, and in a hypothetical stand-alone transaction, the customer would be able to procure inventory from another manufacturer in the absence of contractual provisions for exclusive supply by the Company. The Company evaluates the pricing of manufactured product in its arrangements to determine whether such arrangements are priced at fair value or include a significant potential incremental discount. If a significant potential incremental discount has been determined to exist, a portion of the nonrefundable license fee is recognized over the lesser of the term of the agreement or the period remaining through 2012, which is the earliest date the Company would anticipate a possible generic competitor. Nonrefundable license fees for which there are no future development obligations and for which the Company provides no significant potential incremental discount on the pricing of manufactured products are recognized on the execution of the agreement if all other general conditions for revenue recognition have been met. Nonrefundable milestone payments on license agreements are recognized when earned if no significant potential incremental discount has been determined to exist related to the pricing of manufactured product. If a significant potential incremental discount has been determined to exist, these milestone payments are deferred at a percentage equal to the deferred percentage of the remaining nonrefundable license fee. The Company recognizes license revenue in its multiple-element revenue arrangements based on their relative selling prices. Under this method, revenue may be allocated to a significant potential incremental discount for the customer’s option to purchase manufactured product, and the residual amount of license revenue is recognized after all other general conditions for revenue recognition have been met. To the extent that revenue arrangements contain a research and development element, which has stand-alone value, the Company determines the fair value of the research and development element by considering competitor pricing for comparable services.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

13.	Revenue Recognition - Continued

The Company recognizes research and development revenue according to the milestone method, which requires an evaluation of the manner in which the services are performed. According to the milestone method, the milestone events should have substance and represent the achievement of defined goals worthy of payment.

The consideration earned by achieving the milestone should: (1) be commensurate with either of the following, (a) the vendor’s performance to achieve the milestone, (b) the enhancement of the value of the item delivered as a result of a specific outcome resulting from the vendor’s performance to achieve the milestone; (2) relate solely to past performance; and (3) be reasonable relative to all deliverables and payment terms in the arrangement.

Material sales revenue is recognized upon transfer of title, which normally passes to the buyer upon shipment to the customer. Sales royalties are recognized when earned. Contract research revenue is recognized on a straight-line basis over the life of the contract, with the cumulative amount of revenue recognized on a contract at a point in time not to exceed the payments earned as of that point in time. Payments, if any, received in advance of performance under an agreement are deferred and recognized as revenue when earned. Other revenue consists of reimbursements received from pharmaceutical companies for patent expenses, research and development and shipping costs related to material sales.

14.	Research and Development

Research and development expenses are recorded in the statements of operations when incurred and include direct costs of research scientists and equipment, contracted costs, and an allocation of certain overhead expenses.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

15.	Stock-Based Compensation

The Company accounts for share based compensation under FASB ASC Topic 718-20, Compensation-Stock Compensation, Awards Classified as Equity (“ASC 718-20”). ASC 718-20 requires that stock-based compensation is recognized as expense in the financial statements and is measured at the fair value of the award on the date of grant if classified as an equity award. Prior to January 1, 2006, the Company used the intrinsic-value method for purposes of measuring the fair value of share options. ASC 718-20 requires the Company to recognize compensation expense for all awards granted after January 1, 2006 and any existing awards modified after that date. For stock options granted after January 1, 2006, the Company recognizes compensation expense based on the estimated grant-date fair value using the Black-Scholes option-pricing model.

16.	Recently Issued Accounting Standards

In 2010, the FASB issued Accounting Standards Updates (“ASU”) 2010-17, Milestone method of revenue recognition. The guidance required entities to make an accounting policy election to apply the milestone method, which can only apply to research and development activities. The changes are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early application and retrospective application permitted. The Company prospectively applied the amended guidance beginning January 1, 2010 and it did not have a material effect on its financial statements.

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements - a Consensus of the FASB Emerging Issues Task Force, to amend accounting for multiple-element arrangements in the ASC 605-25, Revenue Recognition, Multiple-Element Arrangements. The guidance modifies the separation criteria by eliminating the criterion that requires objective and reliable evidence of fair value for undelivered items, and eliminates the use of the residual method of allocation and instead requires that arrangement consideration be allocated, at the inception of the arrangement, to all deliverables based on their relative selling price. The changes are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early application and retrospective application permitted. The Company prospectively applied the amended guidance beginning January 1, 2010 and it did not have a material effect on its financial statements.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

17.	Reclassifications

Certain immaterial reclassifications have been made to the 2009 financial statements to conform to the 2010 presentation.

NOTE D - INVESTMENTS

Investments had an amortized cost of $3,054,707 and a fair value of $3,066,199 for the year ended December 31, 2010. There were no investments as of December 31, 2009. In April of 2010, the Company recorded a long-term investment in bonds of $3,105,712. The bonds were recorded at a premium and have a face value of $3 million. In September 2010, a portion of the bonds were reclassified to short-term investments. The bonds mature in September 2011 and March 2012.

During 2008, disruptions in the global credit and capital markets would not permit the Company to liquidate certain Auction Rate Preferred Shares (“ARPS”). The Company experienced a number of failed auctions, because many of these auctions did not have sufficient bidders to allow investors to complete a sale of ARPS. In response to this situation, the Company received an independent valuation of its ARPS. The estimated fair value resulting from this valuation was less than cost. The Company recorded an other-than-temporary loss on investments of $358,564 net of realized gains of $89,075 for the year ended December 31, 2008 and reclassified the investments as non-current on the accompanying balance sheet. The realized gains were determined based on specific identification of the individual securities sold.

During 2009, the Company liquidated its ARPS at par value, which resulted in a gain on the sale of investments of $358,564.

NOTE E - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, (in thousands):

	Estimated useful life (years)	2010	2009
Furniture and equipment	5 to 7	$279	$289
Information technology equipment	3 to 7	249	231
Laboratory equipment	3 to 7	1,031	1,017
Leasehold improvements	1 to 5	316	304
Construction in progress		7	15

		1,882	1,856
Less: Accumulated depreciation and amortization		(1,533)	(1,437)

		$349	$419

Depreciation and amortization expense was $136,204 and $151,140 for the years ended December 31, 2010 and 2009, respectively.

NOTE F - ACCRUED LIABILITIES

Accrued liabilities consisted of the following at December 31, (in thousands):

	2010	2009
Accrued employment costs	$563	$595
Accrued professional fees	596	72
Accrued payables	26	150
Income tax payable	90	76

	$1,275	$893

NOTE G - SEVERANCE PAYABLE

Severance expense for the years ended December 31, 2010 and 2009 was $64,163 and $194,138, respectively, and is included in accrued liabilities in the accompanying balance sheet. A summary of the severance payable at December 31, 2010 and 2009 is presented below (in thousands):

	2010	2009
Balance, beginning of year	$105	$585
Severance expense	64	194
Cash payments	(169)	(674)

Balance, end of year	$—	$105

NOTE H - REVOLVING LINE OF CREDIT

At December 31, 2010 and 2009, the Company had an agreement with First National Bank of Kansas for a $3,000,000 revolving line of credit; of which, the entire $3,000,000 is available to the Company. Interest is to be applied to the unpaid principal at a variable rate equal to the prime rate (3.25% at December 31, 2010). This line of credit is secured by a pledge of all inventory, chattel paper, accounts receivable, equipment and general intangibles except intellectual property rights. Although the Company has made no borrowings against the line of credit, if it were to make borrowings, all outstanding principal and accrued unpaid interest would be due in one payment on May 28, 2011, the date the line of credit expires.

NOTE I - INCOME TAXES

The provision for income taxes differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following (in thousands):

	2010	2009 (restated)
Expected federal income tax expense	$2,074	$1,200
Expected state and local tax expense	303	181
Change in valuation allowance	(7,032)	(1,257)
Other	54	(48)

	$(4,601)	$76

NOTE I - INCOME TAXES – Continued

The tax effects of temporary differences and carryforwards that gave rise to significant portions of deferred tax assets and deferred tax liabilities were as follows at December 31, (in thousands):

	2010	2009 (restated)
Deferred tax assets
Nonqualified stock options	$204	$360
Federal and state net operating loss carryforwards	3,243	5,787
AMT credit carryforward	260	122
Depreciation and amortization	1,011	866
Accrued compensation	26	67

Gross deferred tax assets	4,744	7,202
Valuation allowance	—	(7,202)

Total net deferred tax assets	$4,744	$—

Deferred tax assets of $169,930 and $328,843 at December 31, 2010 and 2009, respectively, were reversed, upon the expiration of unexercised nonqualified stock options.

The entire valuation allowance was reversed to realize the full benefit of the deferred tax assets. The benefit is recognized as a component of income tax benefit from continuing operations.

At December 31, 2010, the Company had net operating loss carryforwards for federal and state income tax purposes of $8,410,777. The federal and state net operating loss carryforwards expire beginning in 2020 through 2029. In addition, at December 31, 2010, the Company had a federal alternative minimum tax (“AMT”) credit carry-forward of $273,063, which does not expire.

NOTE J - PRODUCT AND LICENSE RIGHTS

In September 1993, the Company entered into a license agreement pursuant to which the University of Kansas (“University”) granted to the Company an exclusive worldwide license to grant sublicenses for and commercialize the patent rights to certain cyclodextrin derivatives, including sulfobutyl ether beta cyclodextrin (“Captisol”), which was designed as a solubility and stability enhancer for drug compounds. In addition, the University assigned to the Company a then-pending agreement with a pharmaceutical company; this agreement was ultimately executed. In exchange for the license, the Company issued to the University equity ownership in the Company. The equity ownership represented a 45% interest in the Company at the time of issuance. The Company valued the license at $450,000, which represented the estimated fair value of the membership units issued at the transaction date. The cost of the original license was amortized over a 16-year life and was fully amortized in 2009. Amortization expense related to the original agreement was $16,406 for the year ended December 31, 2009. In addition, pursuant to the terms of the license agreement between the University and the Company, the Company was obligated to pay the University royalties on monies received from commercialization of the patent rights.

On August 4, 2004, the parties entered into the second amendment to the license agreement, pursuant to which the Company issued to the University of Kansas Center for Research, Inc., the University’s designee, separate payments of $424,500 and $4,000,000 in cash and 2,000,000 shares of the Company’s Series A-1 Stock, having an estimated fair value of $370,000, in consideration for the purchase by the Company of the then-outstanding and all future payment obligations to the University owed by the Company under the original license agreement. As further consideration for the payments previously made by the Company, the University granted to the Company, subject to the University’s retained research rights, an irrevocable, fully paid, worldwide, exclusive (even as to the University) license to use the patents licensed under the original license agreement, along with certain patent rights and intellectual property rights related to certain cyclodextrin derivatives generated through September 30, 2004 from the sponsored research performed by the University on the Company’s behalf. In addition, the Company was granted an exclusive option to acquire rights to any patented inventions claiming certain improvements to the Captisol technology from the University under research sublicenses granted by the University. Of the total consideration paid of $4,794,500, $534,500 was recorded as a reduction of previously accrued royalty costs and $4,260,000 was recorded as additional license cost, which is amortized over the remaining life of the patent at the time of the amendment, resulting in additional annual amortization expense of $663,859 through 2010. After August 4, 2004, the Company was no longer obligated to pay royalties.

NOTE J - PRODUCT AND LICENSE RIGHTS – Continued

Intangible assets consisted of the following at December 31, (in thousands):

	Estimated useful lives (months)	Cost	2010		2009
			Accumulated amortization	Net carrying amount	Accumulated amortization	Net carrying amount
Captisol patent	192	$450	$450	$—	$450	$—

Captisol license	77	4,260	4,260	—	3,596	664

		$4,710	$4,710	$—	$4,046	$664

Intangible assets are amortized over their estimated useful economic lives using the straight-line method. Amortization expense for the years ended December 31, 2010 and 2009 was $663,859 and $680,265, respectively.

NOTE K - PREFERRED STOCK

During 2000, the Company issued 2,313,223 shares of Series A convertible preferred stock (“Series A Stock”) in exchange for proceeds of $12,000,000. The Series A Stock was initially recorded in the financial statements net of issuance costs of $1,014,705. The difference between the carrying amount and the redemption price was accreted using the effective-interest method. During 2004, a stock split of the Series A Stock occurred as a result of the issuance of the Series B convertible preferred stock (“Series B Stock”) pursuant to existing antidilution provisions. The 7.11934-for-one stock split resulted in the issuance of 14,155,395 additional shares of Series A Stock. A beneficial conversion feature of $10,985,295 was recorded, resulting in a reduction of the carrying value of the Series A Stock to $575,785. The difference between the new carrying value of $575,785 and the redemption value of $12,000,000 was composed of the beneficial conversion feature of $10,985,295 and the remaining unaccreted issuance costs of $438,920 at the time of the stock split. This difference was being accreted using the straight-line method and became fully accreted as of December 31, 2009. For the year ended December 31, 2009, amounts totaling $2,109,086 consisting of the accretion of the issuance costs and beneficial conversion feature were recorded as a charge to additional paid-in capital.

NOTE K - PREFERRED STOCK – Continued

During 2004, the Company issued 63,197,019 shares of Series B Stock in exchange for cash of $14,000,000 and the conversion of $2,950,000 of outstanding indebtedness issued pursuant to a bridge financing arrangement entered into in 2003 and $50,000 of accrued interest on that bridge loan. No additional shares of Series B Stock were issued for the remaining $207,490 of the accrued interest, and that such amount was reclassified to additional paid-in capital. The Series B Stock was initially recorded in the financial statements net of issuance costs of $1,026,809. The difference between the carrying amount and the redemption price was accreted using the effective-interest method and became fully accreted as of December 31, 2009. For the year ended December 31, 2009, $226,139 of issuance costs were accreted and recorded as a charge to additional paid-in capital. Issuance costs were fully accreted as of December 31, 2009.

During 2004, the Company issued 2,000,000 shares of Series A-1 Stock, having an estimated fair value of $370,000, in connection with the second amendment to the license agreement between the Company and the University.

Certain designations and preferences accompany the Series A Stock, Series A-1 Stock, and Series B Stock (referred to collectively as “Preferred Stock”) which are described below.

Liquidation Rights - The holders of Preferred Stock are entitled to certain liquidation rights in the event of any liquidation, dissolution, or winding up of the affairs of the Company. Generally, the holders of Series B Stock are entitled to be paid first, before any payments are made to holders of Series A Stock, Series A-1 Stock or common stock, out of the assets of the Company an amount equal to 1.5 times the original price of the stock purchased, plus accrued or declared but unpaid dividends; next, the holders of Series A Stock are entitled to be paid, before any payments are made to holders of Series A-1 Stock or common stock, out of the assets of the Company an amount equal to the original price of the stock purchased (as adjusted for the stock split), plus accrued or declared but unpaid dividends; next, the holders of Series A-1 Stock are entitled to be paid, before any payments are made to holders of common stock, out of the assets of the Company an amount equal to $1.00 per share, plus accrued or declared but unpaid dividends. After such preferential payment has been made, the holders of Preferred Stock will share in the distribution of the remaining assets with the holders of common stock on an as-converted basis.

NOTE K - PREFERRED STOCK – Continued

Conversion - The holders of all Preferred Stock have conversion rights whereby each share of Preferred Stock is convertible, at the option of the holder, at any time, into a certain number of shares of common stock on a one-for-one basis. The number of shares of common stock to be received upon conversion of a share of Preferred Stock is subject to adjustment to avoid dilution of the interest of the holders of Preferred Stock. The shares of Preferred Stock, excluding accrued or declared but unpaid dividends, shall be automatically converted into shares of common stock in the event of an initial public offering of the Company in which the price per share is at least six times the Series B Stock original issue price and the aggregate gross proceeds to the Company are at least $50,000,000, or upon the written election of the holders of at least 60% of the shares of the Series A Stock and Series B Stock, voting together on an as-converted basis.

Voting Rights - Generally, holders of Preferred Stock are entitled to vote together with the holders of common stock on any matters submitted to the stockholders for a vote. Holders of Preferred Stock have that number of votes per share equal to the number of shares of common stock into which each share of Preferred Stock could be converted at that time.

Consent Rights - With certain exceptions, the affirmative vote of the holders of at least 70% of the Series B Stock is required before the Company may, among other things, (i) effect any liquidation, dissolution or winding up of, or any consolidation or merger involving, the Company; (ii) sell or encumber a substantial portion of the assets of the Company; (iii) increase or decrease the number of authorized shares of Preferred Stock or change the powers, preferences, or special rights of the Preferred Stock, or authorize or create any class of stock having preference over, priority over or parity with the Preferred Stock, or amend the certificate of incorporation or bylaws with respect to the Preferred Stock; (iv) increase or decrease the authorized number of members of the Board of Directors; (v) cause the redemption, repurchase or payment of dividends or other distributions with respect to the class or series of stock junior to the Series B Stock; (vi) make any capital expenditure or purchase of assets exceeding $500,000; (vii) incur indebtedness in excess of $500,000; (viii) increase the Company’s stock option pool to more than 12,500,000 shares; (ix) authorizes any sale, assignment or other disposition of the Company’s assets for any amount of $100,000, unless in the ordinary course of business or approved by the Board of Directors; or (x) take any action that results in the taxation of the holders of the shares of Preferred Stock under Section 305 of the Internal Revenue Code.

NOTE K - PREFERRED STOCK – Continued

Representation on the Board of Directors and Committees -The holders of the Series B Stock have the exclusive right, separately from the holders of the Series A Stock, Series A-1 Stock, and common stock, to elect two directors of the Company if at least 25% of the shares of Series B Stock remain outstanding. The holders of the Series A Stock have the exclusive right, separately from the holders of the Series B Stock, Series A-1 Stock, and common stock, to elect one director of the Company if at least 25% of the shares of Series A Stock remain outstanding.

Dividends - Cumulative dividends of 7% shall accrue on the Preferred Stock annually and be payable when and as declared, upon liquidation or dissolution, and upon redemption. No dividends shall be payable on common stock without payment of dividends on Preferred Stock equal to what would be paid to holders of Preferred Stock if it were converted to common stock. The Series A Stock and Series B Stock have been increased for total undeclared but unpaid dividends of $16,343,386 and $14,312,991 at December 31, 2010 and 2009, respectively, with the offset recorded as a reduction to additional paid-in capital. Series A-1 Stock had undeclared but unpaid dividends of $897,406 and $757,406 at December 31, 2010 and 2009, respectively, with the offset recorded as a reduction to additional paid-in capital.

Redemption - As of December 31, 2010, the holders of Series A Stock and Series B Stock having an aggregate liquidation preference equal to at least $6,000,000 may require the Company, to the extent funds are available and subject to applicable law, to redeem from all holders of Series A Stock and Series B Stock, with respect to each such holder, the number of shares of Series A Stock and Series B Stock as specified by such holder. The redemption price for the Series A Stock and the Series B Stock shall be the respective original purchase price per share of the stock, as adjusted to account for any stock dividend, stock split, combination of shares, reclassification, or other similar event with respect to the Preferred Stock, plus any accrued but unpaid dividends. If holders were to elect to redeem all Series A Stock and Series B Stock payments would aggregate $29,000,000 in 2011, plus accrued but unpaid dividends.

NOTE L - WARRANTS

In 2003, the Company granted warrants for the purchase of shares of subsequently-to-be-issued Preferred Stock in a qualified financing under a bridge financing arrangement. In August 2004, the warrants were amended to allow for the purchase of 5,483,270 shares of common stock, at an exercise price of $0.01 per share, in connection with the conversion of outstanding indebtedness under a bridge financing arrangement into Series B Stock, and were exercisable at the date of the amendment. The warrants were immediately exercisable as of the date of the amendment. In 2004, 743,494 of these warrants were exercised. No warrants were exercised in 2005 or 2006, 278,810 warrants were exercised in 2007, and no warrants were exercised in 2008 or 2009. In 2010, 3,996,282 of these warrants were exercised. The remaining 464,684 warrants expired in August 2010.

NOTE M - STOCK OPTIONS

The Company’s 1997 Equity Compensation Plan provides for grants of stock options to employees, officers, directors, and consultants, with 10,000,000 shares of common stock authorized for option grants. During 2008, the Plan was amended to increase the number of shares of common stock authorized for option grants to 12,500,000 shares. For the years ended December 31, 2010 and 2009, the Company issued options to purchase 1,107,000 and 1,235,000 shares of common stock, respectively; these options generally vest ratably over periods between three and four years and have a contractual life of ten years. For each of the years ending 2010 and 2009, option awards of 200,000 were issued that vested immediately upon grant. Additional shares of common stock will be issued upon exercise of stock options. At December 31, 2010 and 2009, there were 4,830,166 and 3,209,859 additional shares, respectively, available to be granted under the 1997 Equity Compensation Plan. All shares under the plan are issued from new shares of stock.

In March 2006, the Company’s Board of Directors granted an option to purchase 1,800,000 shares of common stock to an employee with an exercise price equal to the fair value of the Company’s common stock on the date of grant. This grant cliff vests five years from the date of grant. The vesting of 20% of the shares accelerated in September 2006 upon the execution of an agreement, which extended the royalty term with respect to marketed products until the last of all applicable Captisol patents expires. The Board of Directors also provided that 80% of the shares would accelerate and vest upon specified liquidation events. This acceleration provision lapsed on September 30, 2007. The Company is accounting for stock option expense associated with the option issuance in accordance with FASB ASC 718-20, Compensation -Stock Compensation, Awards Classified as Equity.

Total stock-based compensation for the years ended December 31, 2010 and 2009 was $168,063 and $215,996, respectively. For options granted prior to 2004, the Company recorded stock-based compensation over the vesting period for the difference between the exercise price of $2.50 and the estimated fair value of the common stock at the date of grant of $5.00. Options granted in 2004 and 2005 had an exercise price equal to the estimated fair value of the common stock at the date of grant, and therefore, no stock-based compensation was recognized for those options.

For stock options granted to employees during 2010 and 2009, stock-based compensation was recorded based upon the weighted-average grant-date fair value of $0.18 and $0.15 per share, respectively, in accordance with FASB ASC 718-20, Compensation-Stock Compensation, Awards Classified as Equity. Stock-based compensation related to the Company’s Equity Compensation Plan of $168,063 and $215,996 was reflected in net income (loss) for the years ended December 31, 2010 and 2009, respectively. The risk-free interest rate for the expected lives of the options is based on the U.S. Treasury yield curve in effect at the date of grant, with maturities matching the expected lives of the options. Expected volatility is based on the volatility of comparable companies’ common stock, the contractual lives of the options, and the available trading history of the comparable companies’ common stock. No dividends are anticipated to be paid over the expected lives of the options, based on the current expectations of management. The Company used the following assumptions for calculating the fair value of stock options using the Black-Scholes option-pricing model:

	2010	2009
Valuation assumptions
Expected dividend yield	0%	0%
Expected volatility	155%	135%
Expected Life (years)	6.00	6.00
Risk-free interest rate	1.52%	2.90%

NOTE M - STOCK OPTIONS – Continued

A summary of the status of the Company’s 1997 Equity Compensation Plan at December 31, 2010 and 2009 is presented below:

Options	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2008	8,501,510	0.56
Granted	1,235,000	0.16
Forfeited	(1,222,918)	0.23
Expired	(1,107,535)	1.79
Exercised	(20,000)	0.15

Outstanding at December 31, 2009	7,386,057	$0.37	6.91	$34
Granted	1,107,000	0.19
Forfeited	(126,334)	0.24
Expired	(2,600,973)	0.46

Outstanding at December 31, 2010	5,765,750	$0.29	7.14	$91

Options exercisable at December 31, 2010	3,712,496	$0.34	6.19	$72

The following table summarizes information about stock options at December 31, 2010:

Exercise price	Outstanding	Weighted- average remaining vesting life (years)	Exercisable
$0.15	1,451,000	—	1,451,000
0.16	1,115,000	1.87	478,746
0.19	1,107,000	2.86	200,000
0.35	1,925,000	1.58	1,415,000
2.50	167,750	—	167,750

	5,765,750		3,712,496

NOTE M - STOCK OPTIONS – Continued

As of December 31, 2010, total compensation cost not yet recognized in the financial statements related to unvested options was $228,949, and the weighted-average period over which the Company expects it to be recognized is approximately two years. The Company has not recognized, and does not expect to recognize in the near future, any tax benefit related to employee stock-based compensation costs as a result of the effect of the full valuation allowance on the Company’s net deferred tax assets and net operating loss carryforwards.

NOTE N - COMMITMENTS AND CONTINGENT LIABILITIES

The Company leases office space and certain equipment under noncancelable operating lease agreements. Lease expense related to office space and equipment was $221,672 and $220,463 for the years ended December 31, 2010 and 2009, respectively.

Generally, in the normal course of business, leases will be renewed or replaced as they expire. Future minimum lease payments for non-cancelable leases were as follows as of December 31, 2010 (in thousands):

Year ending December 31,	Amount
2011	$220
2012	21
2013	1
2014	—
2015	—

$242

The Company is committed to purchase a total of $15,000,000 of Captisol over the term of a supply agreement. At December 31, 2010, the Company had purchased $9,184,851 toward its $15,000,000 commitment (see Note C9).

NOTE O - GEOGRAPHIC INFORMATION

Revenue by geographic area for the years ended December 31, was as follows (in thousands):

	2010	2009 (restated)
United States	$14,280	$13,095
Other	1,176	1,120

Total revenue	$15,456	$14,215

NOTE P - SUBSEQUENT EVENT

We have evaluated subsequent events through April 11, 2011, the date the financial statements were available to be issued.

The Company was acquired by Ligand Pharmaceuticals Incorporated, (“Ligand”) pursuant to the terms of an Agreement and Plan of Merger dated January 14, 2011. The acquisition was structured as a reverse triangular merger in which Caymus Acquisition, Inc. a direct wholly owned subsidiary of Ligand merged with the Company, with the Company as the surviving corporation.

Under the Merger Agreement, Ligand paid $32,024,224 to the Shareholders’ account and will issue up to 63,197,019 uncertified “Series B” contingent value rights (CVRs), 16,468,618 uncertified “Series A” CVRs, 2,000,000 uncertified “Series A-1” CVRs and 11,458,320 “common” CVRs to former shareholders of CyDex. In addition, in connection with the merger, the Company distributed $17,738,675, representing cash and investments, to the Shareholders’ account.

Under the CVR Agreement and the Shareholders’ Representative Agreement, the Shareholders’ account monies (including both the $17,738,675 and amounts paid by Ligand) will be used to fund a working capital true-up adjustment (if required by the Merger Agreement), for expenses to maintain a Shareholders’ Representative Expense Reserve, and to fund a management carveout bonus program, and will then be distributed pro rata with the first $33,204,729 of distributions going to holders of “Series B” CVRs, the next $20,769,652 going to holders of “Series A” CVRs, the next $2,906,438 going to holders of “Series A-1” CVRs, and the remainder going to holders of “Common” CVRs.

NOTE P - SUBSEQUENT EVENT – Continued

Additionally, Ligand is obligated under the CVR Agreement to pay the following amounts to the Shareholders’ Account:

•	$4,300,000 on January 25, 2012;

•	$2,000,000 if and when Onyx Pharmaceuticals, Inc. files a New Drug Application with the FDA for Carfilzomeb formulated with Captisol® as a drug in multiple myeloma and solid tumors (the “Onyx Drug”);

•	$3,500,000 if and when the FDA approves the New Drug Application for the Onyx Drug;

•

If and when Ligand receives an upfront fee for licensing Captisol® for formulation with rapid onset intravenous Clopidogrel, 50% of the excess of such upfront fee over any amount payable by CyDex to Prism in respect thereof (or, if the license agreement is entered into with a particular potential licensee by April 25, 2011, 100% of such upfront fee (less any amount payable by CyDex to Prism in respect thereof) up to a $1,750,000 cap);

•	If and when received by Ligand, 50% of milestone payments received under a license agreement for Captisol ® for formulation with rapid onset intravenous Clopidogrel;

•

For each respective year from 2011 through 2016, 20% of all CyDex-related revenue, but only to the extent that and beginning only when CyDex-related revenue for such year exceed $15,000,000; plus an additional 10% of all CyDex-related revenue recognized during such year, but only to the extent that and beginning only when aggregate CyDex-related revenue for such year exceeds $35,000,000. (For these purposes, the amounts paid as above to the Shareholders’ Account in respect of a Clopidogrel license are not included as revenue.)

The earnout payments described in the final bullet point above are subject to reduction for up to $2,500,000 of damages, if any, arising from any breaches of CyDex’s representations, warranties, covenants and agreements in and in connection with the Merger Agreement.

NOTE P - SUBSEQUENT EVENT – Continued

The CVR Agreement requires Ligand to, in the event of a Default, deliver to an escrow agent the cash described in the first three bullet points above, and such amounts would then be delivered by the escrow agent to the Shareholders’ Account if, as and when they would have by the CVR Agreement been required to be delivered by Ligand to the Shareholders’ Account. “Default” includes the following, subject to certain cure rights: (a) Ligand fails to pay to the Shareholders’ Account any amount as and when required under the CVR Agreement, (b) at any time Ligand is obligated for more than $35,000,000 of financial indebtedness (other than financial indebtedness which is expressly subordinated to all obligations of Ligand under the CVR Agreement pursuant to a written subordination agreement signed by and reasonably acceptable to the Shareholders’ Representative), (c) at any time after March 15, 2011 Ligand’s cash, cash equivalents and short-term investments (minus any restricted cash) is less than $10,000,000, or (d) Ligand commits any material breach of the CVR Agreement.

Ligand is required by the CVR Agreement to dedicate at least five experienced full-time employee equivalents per year to the Company and to invest at least $1,500,000 per year (inclusive of such employee expenses) in the Company, through 2015.

The “Series A” CVRs are, in general, transferable by the former CyDex Series A Preferred Stock stockholders, but the “Series A” CVRs are not currently listed on any stock exchange. The “Series B” CVRs, the “Series A-1” CVRs and the “Common” CVRs are, in general, non-transferable.